Exhibit 4.25

Power of Attorney

This Power of Attorney (“Agreement”) is entered into as of the date of October 26, 2015 by and among the following parties in Beijing, and is the revised and restated version of the Agreement executed by Beijing Lebai Information Consulting Co., Ltd. on August 2, 2012:

Party A:

Beijing Lebai Information Consulting Co., Ltd.; and

Party B:

Beijing Xueersi Education Technology Co., Ltd.

(Each of Party A and Party B, a “Party”, and collectively the “Parties”.)

WHEREAS,

Party B holds 100% of equity interests (“Equity Interests of Party B”) of Beijing Lebai Education Consulting Co., Ltd. (“Beijing Lebai”).

NOW THEREFORE, Party A and Party B through mutual consultation hereby enter into this Agreement as follows:

Subject to the laws and regulations of PRC, Party B irrevocably authorizes Party A to exercise the following rights concerning the Equity Interests of Party B within the effective term of this Agreement:

Party B exclusively authorize Party A or its designated representative(s) (“Trustee”) to exercise its rights as its agent according to the agent’s own will, which include but not limited to:

1.	Proposing the shareholders’ meeting according to Articles of Association of Beijing Lebai, participating in the shareholders’ meeting of Beijing Lebai and executing relevant resolutions;
2.	Exercising all the shareholder rights of Party B on Beijing Lebai’s shareholders’ meetings according to relevant laws and regulations and the Articles of Association of Beijing Lebai, including but not limited to the right to nominate, the right to vote and the right to appoint;
3.	Representing Party B to submit documents which shall be submitted by shareholders of Beijing Lebai to relevant competent governmental authorities;
4.	Exercising the right of dividend, the right to sell, transfer or assign, pledge or dispose all or part of equity interests of Beijing Lebai owned by Party B, the right of distribution of residual properties after the liquidation of Beijing Lebai provided under the laws and Articles of Association of Beijing Lebai;
5.	Constituting the liquidation group and exercising the authorities of liquidation group during the liquidation in the event of liquidation or dissolution, including but not limited to the management of company’s assets; and
6.	Any other rights of Party B as a shareholder of Beijing Lebai.

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Provided that it does not create any restriction to the authorization under this Agreement, Trustee shall have the right to execute and perform on behalf of Party B the transfer agreement of equity interest provided under Exclusive Option Agreement to which Party B is a party, and execute and perform the Equity Interest Pledge Agreement and Exclusive Agreement to which Party B is a party and any supplemental agreement thereof timely.

Within the effective term of this Power of Attorney and subject to the laws and regulations of PRC, Party B covenants to deliver the dividends, bonus or any other property distributed from Beijing Lebai to Party A or any third party designated by Party A as soon as possible within three (3) days after receipt of such dividends, bonus or any other property.

During the term that Party B is a shareholder of Beijing Lebai, this Agreement shall be irrevocable and continuously effective from the date of execution of this Agreement, regardless of the change of proportions of equity interests owned by Party B. When and only when Party A sends a written notice to Party B concerning the substitution of the Trustee, shall Party B immediately designate another Trustee designated by Party A to exercise the rights under this Agreement. Once the new authorization has been made, the new authorization shall supersede the original one. Party B shall not revoke the delegation and authorization it made to Trustee except for abovementioned event. During the effective term of this Agreement, Party B hereby waives all of the rights which have been authorized to Trustee through this Agreement and shall not exercise such rights. In the event that Party B becomes the person with no capacity for civil conduct or the person with limited capacity for civil conduct due to death, illness, etc., any successor, guardian or custodian of Party B is entitled to succeed or take custody of the rights of Party B as a shareholder of Beijing Lebai, provided that they covenants to continue to abide this Agreement.

Party B hereby acknowledges any legal consequence caused by Trustee’s exercise of the authorities and agrees to bear any liabilities thereof. Party B hereby confirms that in any case Trustee shall not be required to bear any liabilities or make any economic compensation for exercise of such authorities. Moreover, Party B agrees to compensate for any damage suffered or probably suffered by Party A due to designating Trustee to exercise authorities and keep Party A harmless, including but not limited to any loss due to litigations, recoveries, arbitrations, claims for compensation or any other loss caused by inspect and punishment conducted by governmental authorities.

Party B will provide Trustee with sufficient assistance on the exercise of the abovementioned authorities, and cause Beijing Lebai to provide sufficient assistance, including timely executing the shareholders’ decision or other legal documents provided by Trustee when necessary (for instance, documents required to be submitted with relevant governmental authorities for approval, registration or filing procedures), authorizing Trustee to get access to information concerning the operation, business, clients, finance, staff, etc. of Beijing Lebai in and to consult relevant materials of Beijing Lebai.

If the authorization or exercise of the abovementioned rights cannot be realized for any reason within the effective term of this Agreement (except for the reason that Party B violates this Agreement), the Parties shall seek an alternative method which is most similar with the arrangements hereunder and modify or adjust the terms and conditions of the Agreement by signing supplementary agreement as necessary to ensure the realization of the purpose of this Agreement.

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This Agreement takes effect on the date of execution. This Agreement shall supersede and replace any and all covenants, memorandums, agreements and any other documents concerning the matters involved in this Agreement, including but not limited to the Power of Attorney executed by and among Party A and other relevant parties on August 2, 2012, and the Agreement shall be continuously effective during the effective term of Exclusive Business Cooperation Agreement executed by and among Party A, Beijing Lebai, Party B and other parties. During the effective term of this Agreement Party B hereby waives the rights related to Equity Interests of Party B that have been authorized to Party A, and shall not exercise such rights.

Any dispute concerning the explanation and exercise of this Agreement shall be firstly resolve through friendly negotiation by and between the Parties. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission, and to be solved in accordance with then effective Arbitration Rules. The place of arbitration shall be in Beijing. The language of arbitration shall be Chinese. The arbitration ruling shall be final and be binding on the Parties.

The Agreement is executed in two (2) counterparts, and each of Party A and Party B holds one counterpart. Each counterpart shall have equal legal force.

(There is no text in the remaining page.)

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute the Agreement as of the date written in the beginning of the Agreement.

Party A: Beijing Lebai Information Consulting Co., Ltd. (Seal) /Seal/

/s/ Wu Ying

Name:

Occupation: Legal Representative

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute the Agreement as of the date written in the beginning of the Agreement.

Party B: Beijing Xueersi Education Technology Co., Ltd. (Seal) /Seal/

/s/ YANG Qiang

Name:

Occupation:

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